Exhibit 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT ACCOUNTANTS

We have issued our report dated February 14, 2002, accompanying the consolidated financial statements and schedule included in the Annual Report of First Consulting Group, Inc. on Form 10-K for the year ended December 28, 2001.  We hereby consent to the incorporation by reference of said report in the Registration Statements of First Consulting Group, Inc. on Forms S-8 (File No. 333-55981, effective June 4, 1998, File No. 333-69991, effective December 31, 1998 and File No. 333-66584, effective August 2, 2001.)

/s/ GRANT THORNTON LLP

Irvine, California
March 27, 2002